Exhibit 99.1

SEAWORLD ENTERTAINMENT, INC. NAMES JOEL MANBY AS PRESIDENT AND CEO

ORLANDO, Fla., March 19, 2015 – SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced that its Board of Directors has appointed Joel Manby as President and Chief Executive Officer, effective April 7, 2015. At that time, Manby, 55, will also join the Company’s Board of Directors. David F. D’Alessandro, who has served as interim CEO, will continue to serve as the Company’s Chairman.

“The Board of Directors has completed an extensive search process and we are extremely pleased to welcome Joel Manby to SeaWorld Entertainment. Joel has nearly 20 years’ experience and a proven track record with business models very similar to ours – multiple brands and multiple properties in the entertainment and theme park industries,” said D’Alessandro. “Even in the most challenging business environments, Joel has consistently enhanced the performance of the companies he has led for customers, investors and employees alike. He has the experience and qualifications to lead our Company into the future.”

Most recently, Manby has served as President and Chief Executive Officer of Herschend Enterprises the largest family-owned theme park and entertainment company in the United States. While at Herschend, he has consistently driven profitable growth, expanding the company from six to 26 properties while more than doubling annual EBITDA and net cash flow. Herschend reports annual attendance of more than 14 million across its companies.

“I am honored to be selected as SeaWorld Entertainment’s new CEO. This Company has tremendous brands, and for more than 50 years, families have come to our parks to learn about animals, have fun and be entertained,” Manby said. “We are known for our exceptional operations and world-class animal care. My job is to build on that foundation while consistently improving and innovating in a competitive environment. I look forward to working with our more than 23,000 team members through the challenges ahead.”

Before joining Herschend, Mr. Manby spent 20 years in the auto industry. From 1996-2000, he served as CEO of Saab Automobile USA, where he increased the company’s sales by over 60 percent and improved its J.D. Power Quality Rating from 30th to fifth in the industry. Prior to joining Saab, Mr. Manby held various roles at GM, and was a member of the start-up team for Saturn Corporation, where he was instrumental in launching Saturn’s innovative marketing and distribution strategy.

Mr. Manby was the valedictorian of Albion College, where he was a Rhodes scholarship finalist, and he earned an MBA from Harvard Business School. He serves on the boards of several companies and organizations, including Popeyes Louisiana Kitchen, Inc. and the National Advisory Board of the Salvation Army. Mr. Manby is married and has four daughters.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld®, Shamu® and Busch Gardens®. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of approximately 89,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld rescue team has helped more than 25,000 animals in need over the last 50 years.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release. A more thorough discussion of certain risks, uncertainties and other factors that may affect the Company is included in the Company’s most recent Annual Report on Form 10-K and in subsequent reports, including the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that the Company files or furnishes with the Securities and Exchange Commission.

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@SeaWorld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com

SOURCE: SeaWorld Entertainment, Inc.